Exhibit 10.17

VIRIDIAN PARTNERS, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [            ], 2010

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VIRIDIAN PARTNERS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Viridian Partners, LLC (the “Company”), dated as of [            ], 2010 is entered into by and among Aveon Holdings II L.P. (“Aveon”), the other Members (as hereinafter defined) who executed this Agreement on the date hereof and such other Persons as may be admitted as Members after the date hereof in accordance with the terms of this Agreement.

WHEREAS, the Company was formed on April 22, 2005 pursuant to a Certificate of Formation, which was filed in the office of the Secretary of State of the State of Delaware (the “Certificate of Formation”);

WHEREAS, Aveon and VAM have entered into that certain Admission Letter dated as of the date hereof (the “Admission Letter”) as a condition to VAM’s admission to the Company as a Member; and

WHEREAS, the parties hereto desire to amend and restate the Company’s existing Limited Liability Company Agreement to reflect certain agreed upon changes thereto and the parties hereto wish to enter into this Amended and Restated Limited Liability Company Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions.  Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

    “15 Tranche” means AUM not to exceed fifteen million dollars ($15,000,000) that is Aveon AUM and is contributed to the Funds (whether directly or indirectly through the Company) pursuant to the terms of the Purchase Agreement. Five million dollars ($5,000,000) related to the 15 Tranche shall be contributed to the Funds directly or indirectly through the Company by the date set forth in, and in accordance with the other terms of, the Purchase Agreement, and the remaining ten million dollars ($10,000,000) of the 15 Tranche (such $10,000,000 AUM, the “10 Subtranche”) shall be contributed to the Funds directly or through the Company by the date set forth in, and in accordance with the other terms of, the Purchase Agreement.

    “450 Tranche” means all AUM of the Funds, but not to exceed four hundred fifty million dollars ($450,000,000) and only to the extent that such AUM is not otherwise included in the 50 Tranche, the 15 Tranche or the 135 Tranche.

    “50 Tranche” means New Investment AUM not to exceed fifty million dollars ($50,000,000).

    “135 Tranche” means Aveon AUM not to exceed one hundred thirty five million dollars ($135,000,000).

    “Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as it may be amended from time to time, and any successor to such statute.

    “Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

    “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year or other period, after giving effect to the following adjustments:

    (a)      credit such Capital Account by any amounts which such Member is obligated to restore pursuant to this Agreement (including any note obligations) or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g); and

    (b)      debit such Capital Account by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

    The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

    “Admission Letter” has the meaning set forth in the second WHEREAS clause in the preamble to this Agreement.

    “Affiliate” means with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person; except that in the case of Aveon or any of its Permitted Transferees, a Manager Affiliate shall not be deemed to be an Affiliate of Aveon or its Permitted Transferees; for the avoidance of doubt, Aveon Holdings I L.P. is deemed to be an Affiliate of Aveon or its Permitted Transferees.

    “Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended, supplemented, modified or restated from time to time.

    “Applicable Law” means any law, rule or regulation (including those of any self-regulatory organization) or any agreement with any governmental authority or agency applicable to and legally binding on the Company.

    “Assignee” has the meaning set forth in Section 7.2(b).

    “AUM” means any and all assets of the Funds.

    “Aveon” has the meaning set forth in the Preliminary Statement hereto.

    “Aveon AUM” means the following AUM, to the extent contributed on or after the date hereof: (i) all AUM contributed to the Funds by an Aveon Fund, (ii) all AUM contributed by an Aveon Fund to the Funds through the Company, (iii) all AUM contributed to the Funds by a past or current client of Aveon or its Affiliates who, at the time of such contribution, is not also a past or current client of VAM, and (iv) all AUM contributed to the Funds by a Person who, at the time of such contribution, has a prior existing relationship with Aveon or its Affiliates and who, at the time of such contribution, is not a past or current client of VAM, provided that, in the case of (iii) and (iv) of this definition, such AUM shall be deemed to be Aveon AUM only with the written confirmation of VAM that such AUM is Aveon AUM.

    “Aveon Fund” means any multi-manager composite fund of funds managed by Aveon or Aveon Holdings I L.P. which contributes AUM to one or more Funds.

    “Brokers” has the meaning set forth in Section 3.2(d)(xiii).

    “Business Day” means any day other than a Saturday, Sunday or any days on which banks in New York City are required or authorized to close.

    “Capital Account” has the meaning set forth in Section 4.6(a) and shall, with respect to a Member, include all of such Member’s sub-accounts.

    “Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company with respect to the Interest held or purchased by such Member.

    “Capital Net Income (Loss)” means, with respect to any Fiscal Period, any net income (loss) of the Company attributable to the Company’s capital investment in interests or shares, as applicable, of the Funds as funded by the Fund Contributions of the Members, but excluding any Fund Allocation Net Income and Other Net Income (Loss), for such Fiscal Period, as determined in accordance with the Company’s practice prior to the date hereof.

    “Cause” means, with respect to a Non-Managing Member (other than VAM), the occurrence or existence of any of the following:

    (a)      such Non-Managing Member has materially breached the non-compete covenant set forth in Section 7.6 of the Purchase Agreement and such breach, if curable, has not been cured within twenty (20) days of written notice by the Managing Member of such breach;

    (b)      any (i) gross negligence in the performance of such Non-Managing Member’s duties to the Company, (ii) willful misconduct or (iii) willful violation of Applicable Law by such Non-Managing Member, which, in each case of clauses (i), (ii) and (iii), has a material adverse effect on the business and/or reputation of the Company and/or the Funds; or

    (c)      the perpetration by such Non-Managing Member of fraud against the Company, the Funds or any of their respective Affiliates.

    “Certificate of Formation” has the meaning set forth in the Preliminary Statement hereto.

    “Classes” means the classes into which the Interests in the Company or other Company securities created in accordance with Section 4.4 may be classified or divided from time to time by the Managing Member pursuant to the provisions of this Agreement. For all purposes hereunder and under the Act, only such Classes or subclasses expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class, subclass or group of limited liability company interests in the Company.

    “Closing Date” has the meaning set forth in the Purchase Agreement.

    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

    “Company” has the meaning set forth in the Preliminary Statement hereto.

    “Composite Tranche AUM” means the portion of the Total Tranche AUM that is attributable to Aveon Funds.

    “Covered Person” has the meaning set forth in Section 3.3(a).

    “Fair Market Value” means the fair market value of any property as reasonably determined by the Managing Member, after taking into account such factors as the Managing Member shall reasonably deem appropriate.

    “Fiscal Period” means a calendar quarter, except that (i) if an additional capital contribution or investment is made to any Fund during a calendar quarter, the Fiscal Period for all Members shall close as of the end of business on the date immediately prior to the date of such additional capital contribution or investment to such Fund, and (ii) if any redemption or distribution is made by any Fund during a calendar quarter, then the Allocation Period for all Members shall close as of the end of business on the applicable redemption or distribution date.

    “Fiscal Year” has the meaning set forth in Section 5.2.

    “Fund Allocation Net Income” means with respect to any Fiscal Period, any net income of the Company from the Funds and the Aveon Funds that is attributable solely to the incentive allocations allocable to the Company from the Funds in accordance with the governing documents of the Funds and the Aveon Funds, but excluding any Capital Net Income (Loss) and Other Net Income (Loss) for such Fiscal Period, as determined in accordance with the Company’s practice prior to the date hereof.

    “Fund Capital Account” has the meaning set forth in Section 4.6(b).

    “Fund Contribution” has the meaning set forth in Section 4.5.

    “Funds” means (i) Viridian Fund, LP, for so long as the Company is its general partner, (ii) Viridian Fund, Ltd., for so long as VAM is a party to an IMA with Viridian Fund Ltd., and (iii) Viridian, Ltd. for so long as VAM is a party to an IMA with Viridian Ltd.

    “Governing and Offering Documents” shall mean a collective reference to (i) the Limited Partnership Agreement and the Confidential Private Offering Memorandum, as supplemented or amended, of Viridian Fund LP; and (ii) the Confidential Private Offering Memorandum, as applicable, as supplemented or amended, and the Memorandum and Articles of Association for each of Viridian Fund Ltd. and Viridian Ltd., as supplemented or amended.

    “IMA” means each of (i) that certain Third Amended and Restated Investment Management Agreement between VAM, Viridian Partners II, LLC, Viridian Fund, LP and Viridian, Ltd. dated as of [            ], as may be amended in accordance with its terms, (ii) that certain Third Amended and Restated Investment Management Agreement between VAM, Viridian Partners II, LLC, Viridian Fund, Ltd. and Viridian, Ltd. dated as of [            ], as may be amended in accordance with its terms, and (iii) any investment management or similar agreement entered into after the date hereof between VAM and any Aveon Fund or Aveon or its Affiliates.

    “IMA Cause” means, for purposes of Article VIII, (i) a termination of the Admission Letter, the Viridian Partners II Admission Letter or any IMA by the Company, Viridian Partners II, LLC, or any Fund or Aveon Fund as a result of VAM’s commission of any of the events described in the definition of Cause and (ii) a failure of VAM to terminate the employment of the applicable employee(s) that caused VAM to commit any of such events within thirty (30) days of notice thereof.

    “IPO Vehicle” means The Aveon Group L.P., a Delaware limited partnership.

    “Interest” means the entire limited liability company interest held by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

    “Majority-in-Interest of the Non-Managing Members” means the Non-Managing Members (other than VAM) who hold in the aggregate more than 50% of the Non-Managing Member Sharing Ratios.

    “Manager Affiliate” has the meaning set forth in the Purchase Agreement.

    “Managing Member” means Aveon Holdings II L.P., for so long as it remains the Managing Member as provided hereunder, and/or any other Member designated as such as provided hereunder. The Managing Member shall be considered a “manager” within the meaning of §18-101(10) of the Act.

    “Member” means each of the persons listed as a Member on the books and records of the Company (including the Managing Member and the Non-Managing Members) and any Person admitted to the Company as an additional or substituted Member of the Company in accordance with the provisions of this Agreement, in each case for so long as such Person remains a Member as provided hereunder.

    “New Investment AUM” means all AUM contributed to the Funds on or after the date hereof other than (i) AUM contributed to a Fund by any Person who is or whose Affiliate was an investor in such Fund on or prior to the date hereof, (ii) AUM contributed to a Fund by a Reserved Client or its Affiliates, and (iii) Aveon AUM.

    “Non-Composite Allocation Income” has the meaning set forth in Section 4.7(a)(ii).

    “Non-Composite Tranche AUM” means the Total Tranche AUM less than the Composite Tranche AUM.

    “Non-Managing Member” means VAM, each Person listed as a Non-Managing Member on Schedule 1 and any other Member admitted to the Company in accordance with the terms of this Agreement after the date hereof. Neither Aveon not any of its Affiliates shall be deemed a Non-Managing Member.

    “Non-Managing Member Sharing Ratio” means, with respect to any Non-Managing Member other than VAM, the percentage reflected next to such Non-Managing Member’s name on Schedule 1 attached hereto, as such percentage may be adjusted in accordance with the terms of this Agreement.

    “Onshore IMA” means that certain Third Amended and Restated Investment Management Agreement between VAM, Viridian Partners II, LLC, Viridian Fund, LP and Viridian, Ltd. dated as of [            ], as may be amended in accordance with its terms.

    “Other Net Income (Loss)” for any Fiscal Period means the net income or net loss of the Company for such Fiscal Period (other than Capital Net Income (Loss) and Fund Allocation Net Income), for such Fiscal Period, as determined in accordance with the Company’s practice prior to the date hereof.

    “Permanent Disability” of a Member, means any physical or mental inability to perform all or substantially all of such Member’s duties with respect to the Company or any of its Affiliates for a period of 180 consecutive days as reasonably determined by the Managing Member.

    “Permitted Transferee” means, with respect to Aveon, any direct or indirect wholly-owned subsidiary of the IPO Vehicle.

    “Person” means any individual, firm, partnership, joint venture, association, corporation, or other business organization, entity or enterprise.

    “Profits Interest” means an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures; provided that all Members, whether parties hereto as of the date hereof or admitted after the date hereof, consent to the Company taking all actions, including amending this Agreement, to the extent necessary or appropriate to cause any interest designated by the Managing Member as a “profits interest” to be treated as Profits Interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to such Members to be respected even if such Interests are subject to risk of forfeiture, including any action required by the Company under Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, such consent shall allow the Company to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Treasury Regulations (Prop. Treas. Reg. §§ 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1) set forth in the notice of proposed rulemaking (REG–105346–03), and any similar or related authority.

    “Purchase Agreement” means the Purchase Agreement, dated as of August 4, 2010, among the Managing Member, the Company and the sellers named therein, as amended from time to time.

    “Release Event” means, with respect to Aveon or any of its Affiliates (other than a Non-Managing Member), any of the following:

    (a)      the material breach of any of Aveon’s or any of its Affiliates’ material obligations under (i) this Agreement, (ii) the Admission Letter, (iii) the Viridian Partners II Admission Letter, (iv) the Viridian Partners II LLC Agreement or (v) the Purchase Agreement, which breach, in the case of each of clauses (i), (ii), (iii), (iv) and (v), has a material adverse effect on the business and/or reputation of the Company, Viridian Partners II, LLC, the Funds and/or VAM, and if curable, has not been cured by Aveon or such Affiliate within twenty (20) days after written notice thereof by VAM to the Managing Member or Aveon Holdings I L.P., as applicable; excluding, however, from this clause (a), a material breach of (x) Section 7.9(a) of the Purchase Agreement, and (y) Section 7.1, 7.4(b) or 7.11 of the Purchase Agreement or Section 9.4 hereof, but only if such breach of Section 7.1, 7.4(b) or 7.11 of the Purchase Agreement or Section 9.4 hereof is inadvertent and has no material adverse effect on the business and/or reputation of the Company, Viridian Partners II, LLC, the Funds and/or VAM;

    (b)      any (i) gross negligence of Aveon or such Affiliate or of any Manager Affiliate (other than the Company and Viridian Partners II, LLC), (ii) willful misconduct by Aveon or any of its Affiliates or of any Manager Affiliate (other than the Company and Viridian Partners II, LLC), or (iii) willful violation of Applicable Law by Aveon or any of its Affiliates or of any Manager Affiliate (other than the Company and Viridian Partners II, LLC), which, in the case of each of clauses (i), (ii) and (iii), has a material adverse effect on the business and/or reputation of the Company, Viridian Partners II, LLC, the Funds and/or VAM;

    (c)      any material breach of Section 7.9(a) of the Purchase Agreement which results in the consequences described in clause (i) thereof;

    (d)      Aveon or its Permitted Transferee no longer serves as the Managing Member for any reason, or Aveon Holdings I L.P. or its Permitted Transferee no longer serves as the managing member of Viridian Partners II, LLC for any reason;

    (e)      if the Managing Member or its Affiliates fail to create and operate an Aveon Fund with twenty-five million dollars ($25,000,000) in assets under management by March 31, 2011 and such event has not been cured within twenty (20) days after written notice thereof by VAM to the Managing Member;

    (f)      the perpetration by Aveon or its Affiliates of fraud against the Company, Viridian Partners II, LLC, the Funds or any of their respective Affiliates;

    (g)      if, after the consummation of an initial public offering by the IPO Vehicle, any Person or group of Persons (other than the persons who are directors, officers or employees of the IPO Vehicle or any Subsidiaries of the IPO Vehicle as of the time immediately prior to the consummation of such public offering) acquire directly or indirectly a majority of the limited partnership units of the IPO Vehicle; or

    (h)      the Company or Viridian Partners II, LLC is liquidated or dissolved.

    “Reserved Client” means those Persons listed on Exhibit A attached hereto, as amended from time to time by the mutual written consent of the Managing Member and VAM.

    “Tax Matters Member” has the meaning set forth in Section 5.3(b).

    “Total Tranche AUM” means, with respect to any Fiscal Period, the aggregate AUM included in (i) the 450 Tranche, (ii) 50 Tranche, (iii) the 15 Tranche, and (iv) the 135 Tranche, as of the beginning of such Fiscal Period.

    “Transfer” means any assignment, sale, exchange, transfer, pledge, encumbrance, hypothecation or other disposition of all or any part of an Interest.

    “Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

    “VAM” means Vermillion Asset Management, LLC, a Delaware limited liability company.

    “VAM Confidential Information” means (i) VAM’s trading or investment strategies, methodologies and results; trading or investment systems; investment or financial product positions (whether of the Funds or otherwise); risk management models; revenue models; quantitative and other strategies and methodologies, procedures and techniques; business plans and strategies; pricing and other financial information; any confidential information relating to any investors, clients, vendors or suppliers; contractual arrangements; personnel records and other information relating to employees; training materials and statistical data; the source code and any non-public information or data comprising or related to the VAM Intellectual Property (as such term is defined in the Admission Letter); and other proprietary technologies and processes and other proprietary information used by any of VAM and its Affiliates in connection with their respective businesses and/or which any of VAM and its Affiliates is obligated to any third party to maintain as confidential; and (ii) any information concerning any of VAM and its Affiliates’ investment performance (including the investment performance of the Funds), including, but not limited to, the profits and losses therefrom, return on investment and other performance or “track record” information. Notwithstanding the generality of the foregoing, clause (i) above does not include any information, materials, or data that is or becomes generally available to the public other than as a result of the Company’s, the Managing Member’s or any Fund’s unauthorized direct or indirect acts.

    “Viridian Partners II Admission Letter” means that certain Admission Letter between VAM and Viridian Partners II, LLC pursuant to which VAM is admitted as the operating member of Viridian Partners II, LLC.

    “Viridian Partners II LLC Agreement” means that certain Limited Liability Company Agreement of Viridian Partners II, LLC, by and among Aveon Holdings I L.P. and VAM, agreed to by the parties thereto.

    “Viridian Partners II Managing Member” means Aveon Holdings I L.P., for so long as it remains the managing member as provided under the Viridian Partners II LLC Agreement, and/or any other member of Viridian Partners II, LLC designated as such as provided thereunder.

    “Withholding Tax Advances” has the meaning set forth in Section 4.11(b).

Section 1.2      Terms Generally.      The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” To the maximum extent permitted by law, whenever in this Agreement a Person is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider any interests and factors as it desires, including its own interests, and shall not be obliged to consider interests of any other Person. Notwithstanding any other provision of this Agreement to the contrary, no provision hereof shall be deemed to eliminate a Member’s implied contractual covenant of good faith and fair dealing and no provision of this Agreement shall be deemed to limit or eliminate the liability of any Member for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

ARTICLE II

GENERAL PROVISIONS

Section 2.1      Continuation.  The Company has been formed under the provisions of the Act for the purposes and on the terms set forth in this Agreement pursuant to the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file, any amendments or restatements of the Certificate of Formation and any other certificates necessary, and to take all action necessary, for the Company (i) to qualify the Company to conduct its business under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification and (ii) to protect the limited liability of the Members under the laws of any jurisdiction in which the Company is doing business.

Section 2.2      Members and Interests. The name, address and Interests of each Member are set forth on the books and records of the Company. The Members as of the date hereof are as set forth on the signature page.

Section 2.3      Name. The Company shall conduct its activities under the name of “Viridian Partners, LLC.”

Section 2.4      Limitation of Liability.

    (a)       Except as provided in the Act, or as expressly provided in this Agreement or as a Member shall otherwise expressly agree in writing, no Member of the Company shall be obligated for any debt, obligation or liability of the Company or of any other Member solely by reason of being a Member of the Company. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the Members acknowledge and agree that, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, the Members shall have no duties to the Company or the Members other than those duties expressly described herein (or as a Member shall otherwise expressly agree in writing) and the implied contractual covenant of good faith and fair dealing and (ii) so long as the Members act in a manner consistent with the implied contractual covenant of good faith and fair dealing and with the express provisions of this Agreement or any other written agreement with the Company, the Members shall not be in breach of any duties in respect of the Company and/or any

Member otherwise applicable at law or in equity. The provisions of this Agreement, to the extent that they expand, restrict or eliminate the duties and liabilities of the Members otherwise existing at law or in equity, are agreed by the Members to replace fully and completely such other duties and liabilities of the Members.

    (b)       In no event shall any Member (i) be obligated to make any capital contribution or payment to or on behalf of the Company or (ii) have any liability to return distributions received by such Member from the Company unless paid in error, in each case except as (x) otherwise specifically provided in this Agreement, (y) if such Member shall otherwise expressly agree in writing or (z) as may be required by Applicable Law.

Section 2.5      Term.  The existence of the Company commenced on the date of filing of the Certificate of Formation and shall continue unless and until the Company is dissolved, wound up and terminated in accordance with Article VI. No Member shall have the right to, and each Member hereby agrees not to, withdraw from the Company, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of, the Company, in each case except as expressly provided in this Agreement, and except with the consent of the Managing Member, no Member at any time shall have the right to petition or to take any action to subject Company assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

Section 2.6      Purpose; Powers.

    (a)       The purpose of the Company shall be, directly or indirectly through subsidiaries or Affiliates, (i) to act as a general partner, manager and/or investment manager or advisor with respect to, and make investments in, any of the Funds, as appropriate, and (ii) to do all things necessary or incidental thereto.

    (b)       Except as expressly provided herein, in furtherance of its purposes as stated in Section 2.6(a), the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, directly or indirectly through subsidiaries or Affiliates, and alone or with others, including the following:

    (i)      to facilitate the carrying out of any and all purposes of any of the Funds, as appropriate, and to perform all acts and enter into and perform all contracts and other undertakings which the Company may deem necessary or advisable or incidental thereto, including the exercise of all powers of the general partner of Viridian Fund LP (and as the investment manager to any other Funds as set forth in the respective partnership, operating or other governing agreements of such Funds, as the same may be modified or amended from time to time);

    (ii)      to render investment, portfolio management, asset management, financial advisory, investment banking and/or other services to the Funds, as applicable;

    (iii)     to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, mortgage, pledge or otherwise dispose of, grant options with respect to and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all securities and other property, including the voting of securities, the approval of a restructuring of an investment in securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters and to execute all documents and make all representations, admissions and waivers in connection therewith;

    (iv)     to invest and reinvest cash assets of the Company in any investments and securities, including the Funds and money-market or other short-term investments;

    (v)      to have and maintain one or more offices within or without the State of Delaware and, in connection therewith, to rent or acquire office space, engage personnel and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

    (vi)     to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys and to open, maintain and close accounts with brokers, custodians and others;

    (vii)    to engage employees and appoint officers (with such titles and delegated responsibilities as may be specified herein or determined by the Managing Member), accountants, sub-advisors, auditors, custodians, consultants, attorneys and any and all other agents and assistants, both professional and nonprofessional, including Members and their Affiliates, and to compensate them as may be necessary or advisable;

    (viii)   to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, and to form or cause to be formed and to participate in partnerships, limited liability companies and joint ventures, whether foreign or domestic;

    (ix)    to enter into, make and perform all contracts, agreements and other undertakings as may be deemed necessary or advisable or incident to carrying out its purposes;

    (x)     to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment of claims against the Company, and to execute all documents and make all representations, admissions and waivers in connection therewith;

    (xi)    to borrow money from or make loans to any person, including any Member (on such terms as may be agreed from time to time), or other extensions of credit to (either on a secured or unsecured basis or with or without recourse) any person or to guarantee loans or other extensions of credit for any purpose;

    (xii)    to distribute, subject to the terms of this Agreement, at any time and from time to time to Members cash, securities, investments or other property of the Company, or any combination thereof; and

    (xiii)   to take such other actions necessary or incidental thereto as may be permitted under applicable law.

Section 2.7      Registered Office and Registered Agent; Places of Business.

    (a)       The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or at such other office as may from time to time be determined by the Managing Member. The name and address of the Company’s registered agent for service of process in the State of Delaware as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Managing Member may at any time change the Company’s registered agent for service of process.

    (b)       The initial principal place of business of the Company shall be at 267 Fifth Avenue, 7th Floor, New York, NY 10016. The Company shall maintain offices and principal places of business at such places as may from time to time be determined by the Managing Member.

ARTICLE III

MANAGEMENT AND OPERATION OF THE COMPANY

Section 3.1      Management.

    (a)       Except as otherwise provided herein, the management and control of the business and affairs of the Company shall be vested exclusively in the Managing Member. Unless the Managing Member withdraws as a Member in accordance with the terms of Article VIII (in which case the Managing Member shall cease to be the Managing Member as of the effective date of such withdrawal), the Managing Member shall not be removed as Managing Member without its prior written consent.

    (b)       Except as expressly provided in this Agreement, the Non-Managing Members shall have no right or power to act for or bind the Company or otherwise vote with respect thereto. A Member or an agent of a Member may also be a member, partner, shareholder, employee, agent, director or officer of the Company or any of its Affiliates and may act on behalf of the Company in such capacity to the extent authorized to do so in such capacity.

    (c)       Except as may be expressly approved in writing by the Managing Member, each Non-Managing Member other than VAM shall devote substantially the same amount of time and energy to its responsibilities to VAM and the Funds as has been devoted by such Non-Managing Member pursuant to the past practice of VAM and the Funds. The Managing Member acknowledges and agrees that in the event the Managing Member requests or requires any reporting (including the preparation or contribution to any additional reporting) with respect to the Company, VAM or the Funds not performed by the Company, VAM or the Funds pursuant to past practice, the Managing Member shall pay all reasonable costs, fees or expenses related to any such reporting, including any costs associated with legal, accounting or other professional services or counsel.

    (d)       The Managing Member may delegate to one or more Members and/or officers the right to perform such responsibilities and exercise such powers and have such authority as specifically delegated by the Managing Member pursuant to an Admission Letter, and may terminate such delegation at any time for any reason in its sole and absolute discretion.

    (e)       The Managing Member may designate operating or other committees comprised of the Members, each of which shall have the authority and such responsibilities delegated to it by the Managing Member to assist the Managing Member in operating the Company. Each committee of the Company shall serve at the pleasure of the Managing Member.

Section 3.2      Certain Duties and Obligations of the Managing Member.

    (a)       The Managing Member shall take all action which may be necessary or appropriate on its part for (i) the continuation of the Company as a limited liability company under the Act and (ii) the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations.

    (b)       The Managing Member shall take (and each Member shall cooperate in connection therewith and approves of the Managing Member taking on such Member’s behalf) all action which is reasonably necessary to (i) form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification and (ii) protect the limited liability of the Members pursuant to the terms of this Agreement and as applicable under the laws of any jurisdiction in which the Company is doing business.

    (c)       The Managing Member shall be responsible for the following duties:

    (i)      Advise the Company as to the investment and trading activities of the Funds and provide certain investment and portfolio management and advisory services related thereto in accordance with the investment objectives of the Funds, as set forth in the Funds’ respective Governing and Offering Documents (as defined below);

    (ii)      Conform at all times all investments of the Funds to (x) the requirements imposed by any provision of applicable law, and (y) the provisions of each Fund’s respective Governing and Offering Documents;

    (iii)     Furnish continuous investment management and administrative assistance to the Funds; and

    (iv)     Endeavor to keep the capital of the Funds invested to such extent as it deems advisable from time to time but it may, if it (or such Member who has been delegated such responsibility) deems advisable, maintain any portion of the assets of the Funds in cash, whereby such investments and reinvestments of the capital of the Funds, including the purchase or sale of any securities or the borrowing of any funds on behalf of the Funds, either on a secured or unsecured basis, shall be based on such research and inquiries as the Members shall deem advisable.

    (d)      Additionally, the Managing Member’s duties with respect to the Funds shall include the following:

    (i)       expend the capital and revenues of such Fund in furtherance of the Fund’s business, including acting in the Fund’s name, place and stead, to buy, sell (including short sales), hold and trade in financial instruments, directly or indirectly, on margin or otherwise, and to make all or any portion of the Fund’s trading and investment decisions for the Fund’s account and risk;

    (ii)      open, maintain and close, in the name of such Fund, investment and trading accounts, bank accounts, and to draw checks or other orders for the payment of money;

    (iii)     make, or designate and appoint other persons to make, directly or indirectly, all or any portion of such Fund’s trading and investment decisions;

    (iv)     purchase, hold, sell, sell short, cover and otherwise deal in securities and financial instruments of any sort and rights therein, including restricted and privately issued securities, on margin or otherwise;

    (v)      make, execute, acknowledge and deliver such agreements, contracts and documents as may be necessary or appropriate to carry out such Fund’s investment program, including currency, interest rate, equity or other swap agreements, interest rate “cap” or “collar” agreements, contracts for differences, repurchase agreements, over-the-counter options, forward contracts, commodities and/or futures contracts and any other derivative instruments or any other financial instruments of any type or nature whatsoever;

    (vi)    purchase, hold, sell and otherwise deal in commodities, commodity contracts, commodity futures, financial futures (including index futures) and options in respect thereof (but the applicable Member will not do so until, to the extent required, it has registered as required with the U.S. Commodity Futures Trading Commission or has been advised by counsel that registration is not required);

    (vii)    purchase, hold, sell and otherwise deal in currencies, options thereon and rights therein, including forward foreign currency exchange contracts;

    (viii)   purchase, hold, sell and otherwise deal in swap contracts, partnership interests, interests in other investment companies or any other financial instruments that exist now or are hereafter created;

    (ix)    conduct margin accounts with brokers; to open, manage, maintain, act as signatory and close bank accounts and draw checks or other orders for the payment of moneys on behalf of the Managing Member and/or the Funds; to pledge securities for loans and effect borrowings from brokers, banks and other financial institutions;

    (x)     enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in conducting the business of the Funds, including contracts, agreements or other undertakings with Persons affiliated with any Member, as may be necessary or proper in connection with the performance of the Managing Member’s duties hereunder;

    (xi)    institute, defend and settle litigation arising therefrom and give receipts, releases and discharges with respect to all of the foregoing and any matters incidental thereto;

    (xii)   take and hold all property of such Fund, real, personal and mixed, in the name of such Fund, or in the name of a nominee authorized by VAM;

    (xiii)  enter into one or more customer agreements with one or more U.S. and non-U.S. securities and futures brokers or clearing firms, prime brokers, introducing brokers, futures commission merchants, executing brokers, dealers, custodians and counterparties, including those who are affiliates of VAM or its Affiliates (“Brokers”), banks and other financial institutions. In selecting Brokers for the execution of a Fund’s portfolio transactions, the Company shall consider whatever factors it deems relevant and proper under the circumstances, including the value of any or all of the following provided by the Broker or paid for by the Broker (either by direct or reimbursement cash payments or by commissions, or any other means) and provided by others: brokerage or research (within or without the contemplation of Section 28(e) under the Securities Exchange Act of 1934, as amended), other products and services, and, subject to applicable Federal securities laws, investor referrals; provided, however, that, notwithstanding the foregoing, in selecting Brokers, the Company shall conform its conduct to written disclosures concerning its brokerage practices made by such Fund to investors, if any, as such disclosures may be modified from time to time;

    (xiv)     execute for and on behalf of such Fund any filing, notice, form or other document under any Federal or state securities law and take any additional action as it shall deem necessary or desirable to effectuate the offering of interests in such Fund;

    (xv)     sell, lease, exchange or otherwise dispose of all or any portion of the property of such Fund;

    (xvi)     employ or engage trading managers or advisors, investment managers or advisors, consultants, experts, professionals, accountants, administrators, auditors, attorneys, Brokers, banks and other financial institutions, engineers, custodians, escrow agents, selling and placement agents and/or any other third parties, including affiliated entities of the Company, deemed necessary by the Company, and terminate such employment or engagement;

    (xvii)     pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against such Fund;

    (xviii)     pay any and all fees and make any and all expenditures which it, in its sole discretion, deems necessary or appropriate in connection with the offering and sale of interests in such Fund, the management of the affairs of such Fund, the investment and maintenance of the assets of such Fund and the carrying out of its obligations and responsibilities under such Fund’s Governing and Offering Documents;

    (xix)     make all decisions regarding the acceptance and processing of subscriptions to, and withdrawals and/or redemptions from, such Fund, the admission of members or shareholders of such Fund (including with respect to transferees or other recipients of interests in such Fund) and the making of distributions or payment of dividends to members of shareholders of such Fund, in each case, in accordance with such Fund’s Governing and Offering Documents;

    (xx)     vote all proxies with respect to financial instruments held by such Fund;

    (xxi)     prosecute, defend, settle or compromise actions or claims at law or in equity at such Fund’s expense as may be necessary or proper to enforce or protect such Fund’s interests, and satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, and then, out of such Fund’s assets, as appropriate;

    (xxii)    determine the accounting methods and conventions to be used in the preparation of such Fund’s tax returns, and make such elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of such Fund, or any other method or procedure related to the preparation of such returns;

    (xxiii)   determine all matters concerning the determination of the net asset value of such Fund, the net asset value of an equity interest or share of such Fund, the valuation of financial instruments, and the allocation of profits, losses, capital gain and capital loss among the members or shareholders of such Fund (including the taxes thereon);

    (xxiv)   cause an examination of the financial statements of such Fund to be made in accordance with such Fund’s Governing and Offering Documents;

    (xxv)    prepare and file or cause to be prepared and filed all tax returns of such Fund;

    (xxvi)   to the extent such Fund is required to have a “tax matters partner” for U.S. tax purposes, take all actions and make all decisions on behalf of the Company as the “tax matters partner” of such Fund; and

    (xxvii)  make all determinations with respect to the termination, dissolution and/or winding up of such Fund pursuant to such Fund’s Governing and Offering Documents.

    (e)       The Managing Member shall, and shall cause its Affiliates (including the Company) to, take all actions which are reasonably necessary to:

    (i)        cause each Fund to redeem the applicable portion of the Company’s investment in such Fund, if written notice of redemption is provided by a Member pursuant to Section 4.10(b);

    (ii)       cause each Fund to distribute to the Company any Fund Allocation Net Income allocated by such Fund to the Company for any applicable allocation period immediately following such allocation of Fund Allocation Net Income to the Company;

    (iii)     cause each Fund to pay any management or incentive fees payable by such Fund to any Person to whom such payments are due for any period; and

    (iv)     cause each Aveon Fund to enter into agreements or terminate any such agreement, as determined by the Managing Member in its sole discretion, which agreement shall:

  (x)     provide that (A) VAM shall be entitled to receive its pro rata share (based on the Composite Tranche AUM compared to such Aveon Fund’s total assets) of a 2% management fee on the assets under management of the Aveon Fund and (B) the Company shall be entitled to receive its pro rata share (based on the Composite Tranche AUM compared to such Aveon Fund’s total assets) of a 20% incentive fee/allocation earned from the performance gain of the Aveon Fund, whereby VAM’s pro rata share is received through its economic interests in the general partner to the Aveon Fund (allowing for “Fee Netting,” which means that the Aveon Fund clients are charged a 20% incentive fee based only on the aggregate performance of the Aveon Fund); provided that the Company and/or VAM may elect to receive the incentive fee/allocation as a fee in lieu of becoming a member of the general partner to the Aveon Fund; and

  (y)     in all cases be on such terms and conditions (including, incentive allocation, incentive fees and management fees) which are at least as favorable to the Company as the terms and conditions applicable to any other investment manager or general partner, manager or managing member of such Aveon Fund.

    (f)       The Managing Member shall be authorized to take all actions or decisions with respect to the Company, including the following:

    (i)      sell, lease, encumber, transfer or otherwise dispose of any assets of the Company;

    (ii)     enter into, renew, extend or terminate any agreement or arrangement with respect to the Company (provided that, notwithstanding anything to the contrary in this Agreement, the Managing Member shall be authorized to terminate the Onshore IMA at any time, for any reason or no reason in its sole discretion);

    (iii)     cause the Company to make any loan or advance to, or guarantee the obligations of, any Person;

    (iv)     make any expenditure or series of related expenditures whether in cash, by check or otherwise on behalf of the Company;

    (v)     employ, hire or fire any employees or other personnel of the Company (other than as a result of the termination of an IMA) or otherwise making any decisions concerning general staffing of the Company (including entering into any employment, consulting, independent contractor or other compensation agreement or arrangement on behalf of the Company), hiring or engaging legal counsel, accountants or other similar advisors or receiving services from such advisors other than in accordance with past practice of the Company;

    (vi)     create, incur, assume or suffer to exist any indebtedness in respect of money borrowed (regardless of the time period for repayment of such indebtedness), on behalf of the Company;

    (vii)     cause the Company to acquire any securities, debt or assets of any Person other than in the ordinary course of business;

    (viii)   appoint officers or other agents of the Company or remove any such officers or other agents;

    (ix)     offer, issue or sell to any Person any Interests or other equity securities of the Company or any securities directly or indirectly convertible, exercisable or exchangeable for Interests or other equity securities of the Company or accept any additional Capital Contributions (other than Fund Contributions);

    (x)     except as provided in Article VIII, redeem, repurchase or otherwise acquire any Interests or any other equity securities of the Company or any securities directly or indirectly convertible, exercisable or exchangeable for equity securities of the Company;

    (xi)     admit new Members or substituted Members or consent to otherwise permit a Transfer of Units pursuant to Section 8.1;

    (xii)     enter into (directly or indirectly) any transaction with any Member or an Affiliate of a Member;

    (xiii)     become subject to any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s right to carry on its business or perform any of its obligations under the Certificate or this Agreement;

    (xiv)     cause the Company to manage, operate, sponsor or form any subsidiary (or any hedge fund, commodity pool or other similar private collective investment vehicle operated, managed, formed or sponsored by the Company) or any joint venture or otherwise sponsor a Person to enter into, or to invest (whether as a member, limited or general partner, joint account owner, shareholder or otherwise) in any other enterprise engaged in, the business of the Company;

    (xv)     change or amend the Company’s organizational documents or any other change in the rights, preferences or privileges of the Members or any change in the capital structure of the Company;

    (xvi)     change the principal place of business of the Company or establish an office (or change an established office) of the Company;

    (xvii)   enter into an agreement regarding a sale of assets of the Company which is not in the ordinary course of business;

    (xviii)   merge or consolidate the Company with any Person;

    (xix)     take or effect any action that would render the Company bankrupt or insolvent or cause the termination, dissolution, liquidation or winding up of the Company;

    (xx)      liquidate or dissolve the Company;

    (xxi)     make or modify any election regarding the characterization of the Company for tax purposes;

    (xxii)    determine all matters described in Articles IV and V hereof, including all matters concerning the determination and allocation of Fund Allocation Net Income and Other Net Income (Loss);

    (xxiii)   keep all of the Company’s books of accounts;

    (xxiv)   cause an examination of the financial statements of the Company to be made in accordance with Section 5.1(a) hereof;

    (xxv)    prepare and file or cause to be prepared and filed all tax returns of the Company and make all determinations set forth in Section 5.3(a);

    (xxvi)   change the current business of the Company or enter into new or related lines of business;

    (xxvii) act on behalf of the Company with respect to any of the Company’s bank accounts and/or other custodial accounts, including the Company’s bank account(s) which receive(s) proceeds from a Fund and/or the Aveon Funds in respect of incentive allocations or otherwise, and to take any and all actions in furtherance thereof; or

    (xxviii) make any change in the investment strategy of the Company or utilize any new investment strategies.

    Section 3.3   Exculpation and Indemnification.

(a)      No Member nor any member, partner, tax matters partner, officer or director of the Company or its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any Member for (i) any act or omission (in relation to the Company, this Agreement, the Admission Letter, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in, or is not contrary to, the best interests of the Company and is within the scope of authority granted to such Covered Person, unless a court of competent jurisdictions determines pursuant to a final non-appealable judgment that such act or omission resulted from fraud, bad faith, willful misconduct, or gross negligence or (ii) any mistake, negligence, dishonesty or bad faith of any futures commission merchant, other broker or other agent of the Company.

(b)      To the fullest extent permitted by law, the Company shall indemnify and save harmless (but only to the extent of its assets) each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal, accounting or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of or in connection with the Company, its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 3.3 with respect to any claim, issue or matter if a court of competent jurisdiction determines pursuant to a final non-appealable judgment that such Covered Person has engaged in fraud, bad faith, willful misconduct or gross negligence by such Covered Person. To the fullest extent permitted by law, all expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall be paid by the Company in advance of the final disposition of any such action, proceeding or claim upon receipt of an undertaking by or on behalf of the Covered Person seeking advancement to repay the amount advanced should it ultimately be determined that the Covered Person was not entitled to be indemnified hereunder or under the Act.

(c)      Except as otherwise provided by the Act or as a Member may otherwise expressly agree in writing, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being a Covered Person.

ARTICLE IV

CAPITAL CONTRIBUTIONS; INTERESTS;

LOANS; ALLOCATIONS; DISTRIBUTIONS; EXPENSES

Section 4.1      Capital Contributions.  Each Member has made the Capital Contribution to the Company in the amounts set forth in the books and records of the Company, which Capital Contribution may be zero.

Section 4.2      Additional Capital Contributions.  No Member shall be obligated to make any additional Capital Contributions to the Company, except with the prior written consent of such Member.

Section 4.3      Non-Managing Member Sharing Ratios.  The Non-Managing Member Sharing Ratio of each Non-Managing Member other than VAM is set forth on Schedule 1 attached hereto.

Section 4.4      Additional Classes of Interests.  The Managing Member may establish other Classes of Interests, other equity interests in the Company or other Company securities from time to time in accordance with such procedures and subject to such conditions and restrictions and with such rights, obligations, powers, designations, preferences and other terms, which may be senior to any then existing or future Classes of Interests or other equity interests in the Company. The Managing Member is authorized (i) to issue any Interests, other equity interests in the Company or other Company securities of any such newly established Class or any existing Class and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Interests, other equity interests in the Company or other Company securities associated with such Class, and the admission of any Person as a Member which has received Interests or other equity interests of any such Class, in accordance with Sections 8.1 and 9.8.

Section 4.5      Fund Contributions.  Any Member may make an indirect investment in a Fund by means of a Capital Contribution to the Company which shall thereafter be invested in such Fund as directed by such Member (a “Fund Contribution”). In the event that any Member is entitled to receive a distribution from the Company pursuant to Section 4.10(a), such Member shall have the right, by written notice to the Managing Member, to treat such distribution due to such Member as a Fund Contribution, in which case such distribution shall remain in or be contributed to the applicable Fund.

Section 4.6      Capital Accounts; Subaccounts.

    (a)       There shall be established for each Member on the books of the Company a capital account which shall be maintained in accordance with the provisions of Treasury Regulation §§ 1.704-1(b), 1.704-2 and 1.704-3 (the “Capital Account”). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with these Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury

Regulations. The Capital Account balance of each Non-Managing Member as of the date hereof shall be as set forth on Schedule 1. The Capital Account balance of the Managing Member as of the date hereof shall be zero.

    (b)       In the event that any Member makes a Fund Contribution, the Managing Member shall establish on the books of the Company a separate subaccount with respect to such Member’s Capital Account (each such subaccount, a “Fund Capital Account”). The initial Fund Capital Account balance of each Member shall be an amount equal to the Fund Contributions made by such Member, through its investment in the Company, to such Fund. The Fund Capital Account balance shall be adjusted to reflect any subsequent allocations of Capital Net Income (Loss) pursuant to Section 4.7(d) and any distributions made to such Member from such Member’s Fund Capital Account pursuant to Section 4.10(d). The Fund Capital Account balance of each Non-Managing Member as of the date hereof shall be as set forth on Schedule 1. The Fund Capital Account balance of the Managing Member as of the date hereof shall be zero.

Section 4.7      Allocations in General.  The Company’s income or loss for any Fiscal Period shall be allocated to the Capital Accounts of the Members as provided in this Section 4.7 (but subject to Section 4.8).

    (a)       Allocations of Fund Allocation Net Income.  Fund Allocation Net Income for each Fiscal Period shall be allocated among the Members as follows (subject to the last paragraph of this Section 4.7(a) and, with respect to the Fiscal Period which includes the Closing Date, subject to Section 4.7(e) below):

  (i)       The portion of such Fund Allocation Net Income that is derived from the Composite Tranche AUM shall be allocated (x) 30% to Aveon, and (y) 70% to the Non-Managing Members (other than VAM) in proportion to their respective Non-Managing Member Sharing Ratios; and

  (ii)       The remaining Fund Allocation Net Income (such remaining Fund Allocation Net Income, the “Non-Composite Allocation Income”) shall be allocated as follows:

    (x)       Aveon shall be allocated an amount equal to 30% of the product of (A) the Non-Composite Allocation Income, multiplied by (B) a fraction, (1) the numerator of which is the Non-Composite Tranche AUM, and (2) the denominator of which is the AUM less the Composite Tranche AUM and less any AUM from which the Company derives no or a de minimis incentive allocation; and

    (y)       the Non-Managing Members (other than VAM) shall be allocated the remaining amount of Non-Composite Allocation Income in proportion to their respective Non-Managing Member Sharing Ratios.

The provisions of this Section 4.7(a) are illustrated by the example set forth on Schedule 2 attached hereto.

Notwithstanding anything to the contrary in this Section 4.7(a), until such time as the Aveon AUM included in definition of the “10 Subtranche” is contributed directly or through the Company to the Funds in accordance with the terms of the Purchase Agreement, for purposes of the allocation of Fund Allocation Net Income pursuant to this Section 4.7(a), (1) it shall be assumed that an additional $10,000,000 of AUM has been contributed to the Funds on the first day of the month following the Closing Date and such additional AUM is part of the Non-Composite Tranche AUM, and (2) allocations of Fund Allocation Net Income shall be made as follows: (A) the amount of Non-Composite Allocation Income allocated to the Non-Managing Members (other than VAM) pursuant to Section 4.7(a)(ii) above shall be determined using the assumptions described in clause (1) above (i.e., assuming that $10,000,000 of AUM has been contributed to the Funds and such AUM generated additional Non-Composite Allocation Income as if such $10,000,000 of AUM was part of the Non-Composite Tranche AUM during each applicable Fiscal Period) and (B) the amount of Fund Allocation Net Income otherwise allocable to Aveon pursuant to this Section 4.7 (without giving effect to this paragraph of this Section 4.7(a)) shall be reduced by the additional amount of Fund Allocation Net Income allocated to the Non-Managing Members (other than VAM) as a result of the assumptions in clause (1) above.

    (b)       Allocations of Other Net Income and Other Net Losses.  Subject to Section 4.7(d), the Company’s Other Net Income and Other Net Losses shall be allocated one hundred percent (100%) to the Non-Managing Members (other than VAM) in proportion to their respective Non-Managing Member Sharing Ratios.

    (c)       Allocations of Capital Net Income and Capital Net Losses.  Any Capital Net Income or Capital Net Loss allocated by any Fund to the Company for each Fiscal Period shall be allocated to the Fund Capital Accounts of the applicable Members who contributed the associated Fund Contributions as if such Members were direct investors in the applicable Fund and in accordance with the Governing and Offering Documents of the applicable Fund.

    (d)       Allocation of Certain Company Expenses.      Notwithstanding anything to the contrary in this Section 4.7, in the event that and to the extent that (i) any state, local or other income tax is imposed on the Company as an entity (including the New York “unincorporated business tax,” if any) with respect to any Fiscal Year, any such taxes shall be allocated to the Capital Accounts of the Members in the same manner as the income to which the taxes relate was allocated to the Members (and any credits for such taxes shall be allocated to the Members in the same manner), or (ii) the Company incurs during any Fiscal Period any expenses other than expenses borne by the Managing Member (as provided in Section 4.12), each such Company expense described in clause (ii) above shall be allocated to the Capital Accounts of Aveon and the Non-Managing Members (other than VAM) in the same proportions as the Non-Composite Allocation Income for such Fiscal Period is allocated to Aveon and such Non-Managing Members pursuant to Section 4.7(a).

    (e)       Allocation of Fund Allocation Net Income for the First Fiscal Period.  Notwithstanding anything to the contrary in the definition of “Fund Allocation Net Income” and Section 4.7(a) above, the Managing Member and each Non-Managing Member agree that Fund Allocation Net Income for any period that includes the Closing Date shall be allocated between the pre-Closing Date period (and such Fund Allocation Net Income shall be allocated solely to the Non-Managing Members other than VAM) and the period beginning on the date immediately after the Closing Date (and such Fund Allocation Net Income shall be allocated to Aveon and the Non-Managing Members other than VAM in accordance with Section 4.7(a) above) as follows: (i) it shall be assumed that the applicable fiscal period of the Company and each Fund closed on the Closing Date, (ii) any incentive allocation accrued in respect of the Funds as of the Closing Date (whether or not actually allocated by the Funds to the Company as of the Closing Date) shall be allocated to (and treated as part of the income allocable to) the pre-Closing Date period and shall be allocated solely to the Non-Managing Members other than VAM, and (iii) the amount of Fund Allocation Net Income allocable pursuant to Section 4.7(a) above shall be equal to the total incentive allocation for the Funds’ allocation period that includes the Closing Date less the incentive allocation amount allocated to the pre-Closing Date period pursuant to clause (ii) above.

Section 4.8      Special Allocations.

    (a)       Notwithstanding any provision of Sections 4.7 to the contrary, no allocation of Company losses shall be made to a Member if it would cause the Member to have an Adjusted Capital Account Deficit. Allocations of Company losses that would be made to a Member but for this Section 4.8(a) shall instead be made to other Members pursuant to Section 4.7 to the extent not inconsistent with this Section 4.8(a).

    (b)       Notwithstanding anything herein to the contrary, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in paragraphs (b)(2)(ii)(d)(4), (5) or (6) of Treasury Regulations Section 1.704-1, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of any deficit in its Capital Account caused or increased by such adjustments, allocations or distributions.

    (c)       Notwithstanding any other provision of this Article IV, if there is a net decrease in Company minimum gain or Member nonrecourse debt minimum gain (determined in accordance with the principles of Treasury Regulation Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f). This paragraph (c) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

    (d)       To the extent permitted by the Code and the Treasury Regulations thereunder, any special allocations of items of income or gain pursuant to Section 4.8(a), Section 4.8(b) or Section 4.8(c) shall be taken into account in computing subsequent allocations of Company income or loss pursuant to Section 4.7 so that the net amount allocated to the Members pursuant to this Section 4.8 shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member pursuant to the provisions of Section 4.7 if the allocations pursuant to Section 4.8(a), Section 4.8(b) and Section 4.8(c) had not occurred.

    (e)       If any Interest in the Company is Transferred or otherwise adjusted during any Fiscal Period in compliance with the provisions of this Agreement, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor Member and the transferee Member by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and approved by the affected Members. All distributions on or before the date of such Transfer shall be made to the transferor Member, and all distributions thereafter shall be made to the transferee Member.

    (f)       To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of that adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and such gain or loss shall be specially allocated to the Members in the manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Treasury Regulation.

Section 4.9      Allocation for Income Tax Purposes.  For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in any manner, as reasonably determined by the Managing Member that reflects equitably amounts credited or debited to each Member’s Capital Account pursuant to Section 4.7 and Section 4.8 for the current and prior Fiscal Periods. These allocations shall be made pursuant to the general principles of Sections 704(b) and 704(c) of the Code and in accordance with any temporary or final regulations adopted thereunder.

Section 4.10      Distributions.

    (a)       Subject to Section 4.10(b), the Company shall make distributions to the Members within five (5) Business Days after the Company receives any cash (or, if applicable, any other property) from any of the Funds. Subject to Section 4.10(b), distributions of cash or other property shall be made to the Members in a manner that reflects the allocation of Other Net Income and Fund Allocation Net Income to the Capital Account of the Members as set forth in Section 4.7.

(b)       To the extent that the Company receives a distribution from a Fund on account of any Fund Contribution by a Member, such amounts shall be credited to the Fund Capital Account of such Member (as required by Section 4.7(d)) and such amount shall be distributed by the Company to such Member within five (5) Business Days after the Company receives such distribution. Each Member who has made a Fund Contribution to the Company shall have the right, in its sole discretion and at any time, to require the Company by written notice to the Company to redeem all or any portion of the Company’s investment on behalf of such Member in the applicable Fund in accordance with the Governing and Offering Documents of the applicable Fund as if such Member were a direct investor in such Fund. Upon such notice by a Member, the Managing Member shall cause the Company to take all steps necessary to effectuate such redemption by the Company and distribute the proceeds received by the Company from the Fund to such Member.

(c)       No Member shall have the right to receive other property indirectly held through the Company; provided, however, that any Non-Managing Member shall have the right to request that any allocation to such Non-Managing Member pursuant to Section 4.7(c) be distributed in-kind by the Company and, upon such a request, the Managing Member shall cause the Company to distribute the applicable property in-kind to such Non-Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution hereunder if such distribution would violate the Act or any other applicable law.

Section 4.11    Withholding.

(a)       Each Member shall furnish the Company with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by him shall be true and accurate. Each Member agrees to pay, and to indemnify the Company and the other Members from, any and all damages, costs and expenses (including any liability for any taxes of any type whatsoever, penalties, additions to tax or interest) in respect of income of (including such Member’s share of Company income) or distributions, transfers or payments to such Member. To the extent the indemnifying Member is otherwise entitled to distributions from the Company, such damages, costs and expenses may be paid by the Company out of amounts that would otherwise be distributed to such Member. For purposes of this Agreement any such payment shall be deemed to be a distribution to such Member (and in the case of any such tax that is imposed upon the Company, the Member shall be deemed to have recontributed such amount to the Company). In all other events, such Member shall make such payment directly from its own funds.

(b)       To the extent the Company is required by law to withhold or to make tax payments (including back-up withholding) on behalf of or with respect to any Member (“Withholding Tax Advances”), the Managing Member may cause the Company to withhold such amounts and make such tax payments as are required. All Withholding Tax Advances made on behalf of a Member, per annum, shall (i) be promptly paid, or be repaid by reducing the amount of any current distribution that would otherwise have been made to such Member, but if distributions for the Fiscal Year were not sufficient for that purpose, any such shortfall shall be paid to the Company by the Member on whose behalf such Withholding Tax Advances were made (such payment not to constitute a Capital Contribution to the Company) and if not paid promptly following request to do so, shall bear interest at prime plus 2%. Whenever repayment of a Withholding Tax Advance is made by a Member as described in clause (ii) above, for all other purposes of this Agreement such Member shall be treated as having received the full amount of all distributions that would otherwise have been made to such Member, unreduced by the amount of such Withholding Tax Advance and any interest thereon.

Section 4.12      Expenses.  Notwithstanding anything to the contrary in Article III or Article IV, (i) expenses incurred in the preparation of reports to the Members, legal, accounting and other professional fees and expenses, if any, of the Company expenses shall be borne by VAM, and (ii) the Managing Member shall be directly responsible for paying all other costs and expenses incurred in connection with the general operation of the Company.

Section 4.13      Profits Interest.  It is the intention of the parties to this Agreement that distributions and allocations to any holder of an interest designated by the Managing Member, upon the unanimous consent of the Members, as a “profits interest” shall be limited to the extent necessary so that each such interest constitutes a Profits Interest. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Managing Member shall, if necessary, limit distributions and allocations to any holder of such an interest so that such distributions and allocations do not exceed the available profits in respect of such holder’s related Profits Interest. If any Member’s distributions and allocations are reduced pursuant to the preceding sentence, an amount equal to such excess distributions and allocations shall be treated as instead apportioned to the other Members in accordance with the terms of Section 4.7, and the Managing Member shall make adjustments to future distributions and allocations to the Members as promptly as practicable so that the Members are distributed and allocated on a cumulative basis the amount to which they would have been entitled if this Section 4.13 had not been in effect; provided, that any future distributions and allocations pursuant to this sentence shall continue to be further subject to the provisions of this Section 4.13.

ARTICLE V

Books and Reports; Tax Matters

Section 5.1      General Accounting Matters.

    (a)       The Fund Allocation Net Income and the Other Net Income (Loss) shall be reasonably determined at the end of each Fiscal Period and shall be allocated as described in Article IV. The books and records pertaining to the Company’s business shall show all of its assets and liabilities, receipts and disbursements, the Fund Allocation Net Income and the Other Net Income (Loss), Members’ Capital Accounts and Fund Capital Accounts, and all transactions entered into by the Company. Such books and records of the Company shall be kept by the Company at its principal office. The

Company’s books of account shall be maintained in United States dollars and kept on the accrual method of accounting and otherwise in accordance with United States generally accepted accounting principles consistently applied.

    (b)      As promptly as possible after the close of each Fiscal Year of the Company, the Tax Matters Partner shall cause an examination of the financial statements of the Company as of the end of each such Fiscal Year to be made in accordance with United States generally accepted auditing standards as in effect on the date thereof, by the firm of certified public accountants which serves in such capacity for the Funds. As soon as is practicable after the close of each Fiscal Year, but, in any event, no later than 90 days following the end of each such Fiscal Year, a copy of the financial statements of the Company, including the report of such certified public accountants, shall be furnished to each Member and shall include, as of the end of such Fiscal Year:

  (i)      a balance sheet of the Company as of the end of such period; and

  (ii)     a statement of income or loss and a statement of Members’ capital.

    (c)      The Managing Member or its designee shall use reasonable efforts to cause to be sent to each Person who was a Member at any time during the Fiscal Year then ended, within ninety (90) days after the end of each Fiscal Year, the tax information concerning the Company which is necessary to prepare such Person’s federal, state, local and non-U.S. income tax returns based upon such Person’s status as a Member. In addition, each Person that was a Member at any time during a Fiscal Year shall be supplied with such other information as such Person may reasonably request for the purpose of applying for a credit for withholding taxes and a statement as to such Member’s Capital Account as at the close of such Fiscal Year.

Section 5.2      Fiscal Year.    The fiscal year of the Company (the “Fiscal Year”) shall be the same as its taxable year, as determined pursuant to Section 706 of the Code.

Section 5.3      Certain Tax Matters.

    (a)      The Managing Member or its designee shall prepare or cause to be prepared all federal, state and local, as well as non-U.S., if any, tax returns of the Company for each year for which such returns are required to be filed and shall file or cause such returns to be timely filed. VAM shall reasonably determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns.

    (b)      VAM, for so long as it is a Member, shall act as the “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code. Each Member agrees that it will take no position on its individual tax returns inconsistent with the positions taken on the Company’s tax returns prepared in compliance with this Agreement. Neither the Tax Matters Member nor the Managing Member, as to tax returns or tax matters, will take any action which is reasonably expected to have a disproportionate material adverse effect on one or more of the Members unless such action is approved by such adversely affected Members in writing (and such approval shall not be unreasonably withheld); provided that the Tax Matters Member may take any action which is required in accordance with written advice from qualified counsel (which advice and counsel shall be reasonably satisfactory to all of the Members). The Tax Matters Member will be responsible for notifying all Members of ongoing proceedings, both administrative and judicial, and will represent the Company throughout any such proceeding. The Members will furnish the Tax Matters Member with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members. The Tax Matters Member will not bind any other Member to any extension of the statute of limitations or to a settlement agreement without such Member’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall pay and be responsible for all reasonable third-party costs incurred by the Tax Matters Member in performing those duties and any costs and expenses incurred by the Tax Matters Member in connection with an audit of a Company income tax return. Each Member shall be responsible for any costs incurred by such Member with respect to any tax audit or tax-related administrative or judicial proceeding against such Member, even though it relates to the Company.

Section 5.4      Section 754 Election.    The Company shall make an election described in Section 754 of the Code for the taxable year in which the transactions contemplated by the Purchase Agreement occur and if such election has been made by the Company for any prior year, such election shall not be revoked.

Section 5.5      Inspection Rights.    Each Member shall have the right to examine and make copies of the Company’s books and records during normal business hours at the principal place of business of the Company, and following at least five days’ prior written notice to the Managing Member, which notice shall set forth the purpose of such Member’s request (which purpose must be reasonably related to such Member’s Interest). Each Member shall bear all expenses incurred in any examination made on behalf of such Member.

ARTICLE VI

DISSOLUTION

Section 6.1      Dissolution.    The Company shall be dissolved and its affairs wound up (i) upon a determination by the Managing Member to dissolve the Company at any time, (ii) if at any time there are no Members of the Company and the business of the Company is not continued in accordance with the Act, or (iii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Act. The death, retirement, dissolution, resignation, expulsion or bankruptcy of any Member shall not cause the dissolution of the Company, and following any such event the remaining Members shall have the right to continue the business of the Company.

Section 6.2      Winding-up.    When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member. The Managing Member shall use its reasonable best efforts to reduce to cash and cash equivalent items such assets of the Company as the Managing Member shall deem it advisable to sell and to obtain fair value for such assets (taking into account applicable tax and other legal considerations) giving the Non-Managing Members the right of first refusal for the purchase of such assets.

Section 6.3      Final Distribution.    Within 120 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

    (a)      to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

    (b)      to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;

    (c)      to establish reserves, in reasonable amounts established by the Managing Member, to meet other liabilities of the Company (other than to the Members in respect of distributions owing to them hereunder);

    (d)      to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor; and

    (e)      to the Members in accordance with the positive balances in their Capital Accounts, after taking into account any allocations under Section 4.7, Section 4.8 and Section 4.12 for all periods ending on or before the time of such dissolution.

For purposes of the application of this Section 6.3 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Company shall be treated as realized and recognized immediately before the date of such distribution.

Section 6.4      No Obligation to Restore Capital Accounts.    Except as otherwise required by law, no Member whose Capital Account balance is a negative or deficit amount (either during the existence of the Company or upon liquidation) shall have any obligation to return any amounts previously distributed to such Member or to contribute cash or other assets to the Company to restore or make up the deficit in such Member’s impaired Capital Account.

ARTICLE VII

TRANSFER OF MEMBERS’ INTERESTS

Section 7.1      Transfer of Members’ Interests.

    (a)      The Managing Member may not, directly or indirectly, Transfer the Managing Member’s Interest in the Company without the prior written consent of VAM, which may be given or withheld in its sole discretion for any reason or no reason; provided that the Managing Member shall have the right to Transfer all or any portion of its Interest in the Company to one or more of its Permitted Transferees upon 10 days’ prior written notice to VAM.

    (b)      Any Non-Managing Member other than VAM may, at any time and from time to time, upon fifteen (15) days’ prior notice to the Managing Member, Transfer all or any portion of such Non-Managing Member’s Interest and/or any portion thereof to any Person (other than a Person who is statutorily disqualified, for the purposes hereof, as described in Section 203(e) of the Investment Advisers Act of 1940, as amended) with or without any reason, without the consent of the Managing Member and any transferee or assignee of any such Transfer shall automatically be admitted as a substitute Member, without any action required on the part of such transferee or assignee or the Managing Member.

    (c)      Any Non-Managing Member may, at any time and from time to time, transfer or assign all or any portion of such Non-Managing Member’s interest in any Fund (including, for the avoidance of doubt, any interest in a Fund held through the Company and reflected by a Fund Contribution), and, in the event of such a transfer or assignment, the Managing Member shall cause the Company to consent, to the extent such consent is required, to such transfer or assignment.

    (d)      Unless (i) the Transfer of an Interest is described in the proviso of Section 7.1(a) or in Section 7.1(b), or (ii) the transferee of any Transfer of all or any part of a Member’s Interest in the Company (such transferee, an “Assignee”) is admitted as a substitute Member in accordance with Section 7.2(b), a Transfer by a Member of all or any part of such Member’s Interest in the Company shall not release such Member from any of such Member’s obligations or liabilities (including such Member’s obligations to make capital contributions hereunder, if any, and such Member’s share of any liability therefor), or limit the Company’s rights with respect to such Member, of any nature whatsoever arising under this Agreement, and such Assignee shall be entitled only to allocations and distributions with respect to its Interest and shall have no right to vote such Interest, to participate in the management of the Company or to any accounting or information concerning the affairs of the Company and shall not have any of the other rights of a Member under this Agreement.

Section 7.2      Other Transfer Provisions.

    (a)      To the fullest extent permitted by law, any purported Transfer by a Member of all or any part of its Interest in the Company in violation of this Article VII shall be null and void and of no force or effect.

    (b)      Subject to Section 7.1(b), upon a Member’s Transfer of all or any part of such Member’s Interest in the Company to any Person (the “Assignee”) pursuant to this Article VII, such Assignee shall be admitted as a substitute Member in lieu of such transferor Member only with the prior written consent of the Managing Member which consent may be given or withheld in its sole and absolute discretion. No Transfer shall be permitted or be recognized if such Transfer would cause the Company (i) to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder or (ii) to be treated as an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

ARTICLE VIII

ADDITIONAL MEMBERS; WITHDRAWAL OF MEMBERS

Section 8.1      Admission of Additional Members.

    (a)      The Managing Member may admit additional Members to the Company from time to time with such rights, obligations and duties as determined by the Managing Member. Upon the admission of any additional Member, such Member shall make such Capital Contributions, if any, and shall be entitled to such allocations of Company income or loss as are so determined.

    (b)      Concurrently with the admission of any substitute or additional Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of such transferee as a substitute Member in place of the transferor Member, or the admission of an additional Member. The admission of any Person as a substitute or additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement.

Section 8.2      Withdrawals by Members. Except as otherwise required by this Article VIII, no Member shall be required to withdraw from the Company. Except as otherwise permitted by this Article VIII, no Member shall have the right or power to voluntarily withdraw from the Company. Any attempted voluntary withdrawal by a Member shall be void ab initio and of no force or effect, and any Member who shall attempt to voluntarily withdraw shall be in intentional material breach of this Agreement. In any event, no Member who shall voluntarily withdraw shall be entitled to receive, in liquidation of its Interest, pursuant to the Act or otherwise, the fair value of the its Interest as of the date of any voluntary withdrawal. If a Member withdraws as a Member in accordance with Section 8.3, 8.4 or 8.5 below, the terms of Section 8.6 shall apply.

Section 8.3      Withdrawal Rights and Obligations if IMA, Admission Letter or Viridian Partners II Admission Letter is Terminated. In the event that, after the date hereof, the Admission Letter, the Viridian Partners II Admission Letter or any IMA (each a “Material Agreement”) then in effect between any of the Funds (or the Aveon Funds), the Company, Viridian Partners II, LLC and/or VAM, as applicable, is terminated for any reason, the following provisions shall apply:

    (a)      If a Material Agreement is terminated by the Managing Member, the Viridian Partners II Managing Member or a Fund for any reason, each Non-Managing Member shall have the right to immediately withdraw as a Member by written notice to the Managing Member and the effective date of such withdrawal shall be the date such written notice is provided to the Managing Member. Upon such voluntary withdrawal by a Non-Managing Member, such Non-Managing Member shall be entitled to receive an amount, calculated on the effective date of withdrawal, equal to the balance of its Capital Account.

    (b)      If a Material Agreement is terminated by the Managing Member, the Viridian Partners II Managing Member or a Fund for IMA Cause, the Company shall have the right to require all, but not less than all, of the Non-Managing Members to immediately withdraw as Members by providing written notice to each Non-Managing Member within ten (10) days after the effective date of such Material Agreement’s termination and the effective date of such withdrawal shall be the date such written notice is provided to each such Non-Managing Member. Upon such required withdrawal by the Non-Managing Members, each Non-Managing Member shall be entitled to receive an amount, calculated on the effective date of withdrawal, equal to the balance of its Capital Account.

    (c)      If a Material Agreement is terminated by the Managing Member, the Viridian Partners II Managing Member or a Fund without IMA Cause, the Company shall have the right to require VAM to immediately withdraw as a Member by providing written notice to the VAM within ten (10) days after the effective date of such Material Agreement’s termination and the effective date of such withdrawal shall be the date such written notice is provided to VAM. Upon such required withdrawal by VAM, VAM shall be entitled to receive an amount, calculated on the effective date of withdrawal, equal to the balance of its Capital Account.

Section 8.4      Effect of a Release Event.

    (a)      If a Release Event (other than the Release Event described in clause (d) of the definition thereof) shall have occurred and written notice has been provided to Aveon thereof by VAM, Aveon shall be automatically removed as the Managing Member. Any such removal of Aveon as the Managing Member shall be effective upon delivery of written notice of such action to Aveon and the Members. In the case of any Release Event, VAM shall have the right to appoint the successor Managing Member.

    (b)      Upon the occurrence of a Release Event described in clause (b), (c) or (f) of the definition of “Release Event”, in addition to being automatically removed as the Managing Member, Aveon shall be deemed to have automatically withdrawn as a

Member and shall have no other rights hereunder; provided that Aveon shall have the right to share in Fund Allocation Net Income, which right shall be implemented by way of a contractual arrangement between the Company and Aveon, which arrangements shall be the same as the economic rights set forth in Section 4.7 as in effect as of the date of occurrence of the Release Event. Any such contractual arrangement may not be amended, modified or changed, without the consent of Aveon and the Company. For the avoidance of doubt, upon the occurrence of a Release Event other than the events described in clause (b), clause (c) or clause (f) of the definition of “Release Event,” Aveon shall continue as a Member, but not a Managing Member, and shall continue to have the economic rights set forth in Section 4.7 in its capacity as a Member.

Section 8.5      Withdrawal of the Non-Managing Members.

    (a)      If one or more of the events described in the definition of “Cause” has occurred with respect to a Non-Managing Member, the Managing Member shall have the right to require such Non-Managing Member (but no other Non-Managing Members) to immediately withdraw as a Member by providing written notice to such Non-Managing Member. The Managing Member shall provide such written notice to such Non-Managing Member within ten (10) days after occurrence of such even described in the definition of “Cause” and the effective date of such withdrawal shall be the date such written notice is provided to such Non-Managing Member. Upon such required withdrawal of the Non-Managing Member, such Non-Managing Member shall be entitled to receive an amount, calculated on the effective date of withdrawal, equal to the balance of its Capital Account.

    (b)      A Non-Managing Member shall be deemed to have withdrawn as a Member upon such Non-Managing Member’s death, Permanent Disability or the voluntary or involuntary filing for bankruptcy, dissolution or insolvency or foreclosure or any pledge or hypothecation, by operation of law or otherwise, of such Member’s Interest. Upon such withdrawal of the Non-Managing Member, such Non-Managing Member shall be entitled to receive an amount, calculated on the effective date of withdrawal, equal to the balance of its Capital Account.

    (c)      If a Non-Managing Member’s employment with or engagement by VAM is terminated for any reason, the Managing Member or VAM shall have the right to require such Non-Managing Member to immediately withdraw as a Member by providing written notice to such Non-Managing Member with a copy to VAM or the Managing Member, as the case may be. The Managing Member or VAM shall provide such written notice to such Non-Managing Member within ten (10) days after the effective date of such Non-Managing Member’s termination of employment or engagement with VAM and the effective date of such withdrawal shall be the date such written notice is provided to the Non-Managing Member. Upon such required withdrawal of such Non-Managing Member, such Non-Managing Member shall be entitled to receive an amount, calculated on the effective date of withdrawal, equal to the balance of its Capital Account.

    (d)      If any Non-Managing Member who is a Majority Seller (as defined in the Purchase Agreement) is terminated without Cause and such Non-Managing Member elects to (i) engage, directly or indirectly, as a principal, employee or for its own account or solely or jointly with others, in any business sponsoring a fund or account that employs a Same or Similar Strategy (as such term is defined in the Purchase Agreement), or (ii) make any material investment (other than passively owning less than 1% of the publicly-traded shares of any entity) or give any material financial assistance to, any business sponsoring any fund or account that employs a Same or Similar Strategy, the Managing Member shall have the right to require such Non-Managing Member to immediately withdraw as a Member by providing written notice to such Non-Managing Member. The effective date of such withdrawal shall be the date such written notice is provided to such Member. Upon such required withdrawal of such Member, such Member shall be entitled to receive an amount, calculated on the effective date of withdrawal, equal to the balance of his Capital Account.

    (e)      The Members hereby agree that, upon a Non-Managing Member’s withdrawal pursuant to this Section 8.5, all rights (including the rights to receive allocations of Company income or loss and distributions from the Company) associated with the Interest of such withdrawn Non-Managing Member shall inure to the benefit of the remaining Non-Managing Members and the Non-Managing Member Sharing Ratios of such Non-Managing Members (other than VAM) shall be proportionately increased (based on their respective Non-Managing Member Sharing Ratios) to reflect each such Non-Managing Member’s share of the Interest of such withdrawn Non-Managing Member (and no portion of such right shall inure to the benefit of the Managing Member). For the avoidance of doubt, following the effective date of such Non-Managing Member’s withdrawal, the Managing Member shall have the same rights under Articles IV and VI as the rights that the Managing Member had under Article IV and VI immediately before such Non-Managing Member’s withdrawal.

    (f)      The Members hereby agree that, if VAM shall cease to be a Member for any reason, from and after the date on which VAM ceases to be a Member, any rights of VAM shall automatically succeed to the Non-Managing Members (for so long as they remain Non-Managing Members) and shall be exercisable by a Majority-in-Interest of the Non-Managing Members.

Section 8.6      Calculation of Capital Account Balance and Payment; Consequence of a Member’s Withdrawal.    If a Member withdraws as a Member in accordance with the terms of Section 8.3, 8.4 or 8.5:

    (a)      The Capital Account balance of such Member shall be determined as of the applicable withdrawal date, (i) assuming for purposes of such calculation of Capital Account balance that the Fiscal Period, and the applicable fiscal period of each Fund and each Aveon Fund, closed on the effective date of such withdrawal, and (ii) in accordance with the terms of Article IV (but without regard to any increase or decrease in the Capital Account of such Member resulting from any prior or current revaluation of Company property).

    (b)      The Company shall pay the amount due (as determined pursuant to Section 8.3, 8.4 or 8.5) for such Member’s Interest within 60 days after the effective date of such Member’s withdrawal.

    (c)      From and after the effective date of such Member’s withdrawal from the Company, except as expressly provided herein, such Member shall become a creditor of the Company and shall have no further rights as a Member with respect to the continued activities of the Company and shall not have any interest continuing in the Company’s items of income, gain, loss, deduction or credit, distributions or assets after the effective date of withdrawal. For the avoidance of doubt, upon the effective date of the withdrawal of a Member, such Member shall thereafter cease to be entitled to any allocations of Company income or loss.

    (d)      The withdrawing Member, or if applicable, the trustee or legal representative of the withdrawing Member, shall deliver to the Company such instruments of assignment, transfer, release, and evidence of due authorization, execution and delivery, and absence of any liens, security interests or competing claims, as the Company shall reasonably request. Such withdrawing Member shall execute and deliver such other instruments as shall be reasonably necessary to effectuate such withdrawal.

ARTICLE IX

MISCELLANEOUS

Section 9.1      Jurisdiction.    Each Member consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or New York State Supreme Court located in the New York County for all purposes in connection with any action, claim or proceeding arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

Section 9.2      Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. In particular, the Company is formed pursuant to the Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

Section 9.3      Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and, in particular, the estate of a deceased Member shall remain liable for all of such Member’s obligations hereunder to the extent that such obligations are not affected by such Member’s death under the terms hereof. Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person other than the Members and their respective legal representatives, heirs, successors and permitted assigns.

Section 9.4      Confidentiality.

    (a)      Except as set forth herein, by executing this Agreement, each Member expressly agrees, at all times during the existence of the Company and thereafter and whether or not at the time a Member of the Company, to maintain the confidentiality of, and not to, without the consent of the Managing Member (or, with respect to the Managing Member, without the consent of VAM), disclose to any Person, any non-public information (including, for the avoidance of doubt, information disclosed under Section 5.1 hereof) relating to the business, financial results, clients or affairs of the Company and the Funds, or any of its Affiliates, except (i) to such Member’s professional advisers who are informed of the confidential nature of the information and with respect to which the Member will be responsible for any disclosures by such persons in violation hereof, (ii) as required for any litigation proceeding or as required by law, by rule or regulation having the force of law, by any regulatory or self-regulatory organization having jurisdiction or by process of law, or (iii) as is reasonably necessary and appropriate in the course of and in furtherance of the conduct of the business of the Company and the Funds. Without limiting the foregoing and except as otherwise required by applicable law, rule or regulation having the force of law, or by any regulatory or self-regulatory organization having jurisdiction or by process of law, each Member shall not disclose, publish, or disseminate in any way any information relating to the financial performance, track record, investment decisions and analysis or any related information of any investment or business of the Company or any of its Affiliates, individually or as a whole, without the express consent of the Managing Member (or, in the case of the Managing Member, the express consent of VAM or except as provided in Section 9.4(c)).

    (b)      Notwithstanding anything in this Agreement to the contrary, each Member (and any representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company or any transaction undertaken by the Company (including opinions or other tax analyses that are provided to it relating to such tax treatment and tax structure). However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. For this purpose, tax treatment and tax structure shall not include (i) the name of, or any other identifying information regarding, the Company or any of the Funds (or, in each case, any affiliate thereof), (ii) any specific pricing or performance information or (iii) other nonpublic business or financial information (including the amount of any fees, expense, rates or payments) that is not relevant to an understanding of the tax treatment or tax structure of the Company or any transaction undertaken by the Company.

    (c)      Notwithstanding anything in this Agreement to the contrary, the Company and the Managing Member each agrees that, while VAM is a Member and at all times thereafter, the Company and the Managing Member shall, and shall cause each of the Funds to, (A) not, without the prior written consent of VAM, directly or indirectly, use, copy or duplicate, or disclose, distribute or otherwise make available to any third party, any VAM Confidential Information; (B) take such protective measures as may be reasonably necessary to preserve the secrecy of, and interest of VAM in, the VAM Confidential Information, which measures shall be at least as protective of the VAM Confidential Information as the measures the Company and the Managing Member use to protect their own confidential and/or proprietary information of similar nature; and (C)

not, without the prior written consent of VAM, utilize, exploit or convert VAM Confidential Information for its own benefit or gain of any nature whatsoever. As among VAM, the Company, the Managing Member and the Funds, VAM is and shall remain the exclusive owner of all rights, title and interest in and to the VAM Confidential Information; provided, however, that the Company, the Managing Member and their respective Affiliates may use and disclose, in connection with their business, the investment track record and other pertinent information related to the performance and operations of the Funds and all other information provided to clients and prospective clients of the Funds, in each case, as such information is presented by VAM in any private placement prospectus or memorandum or marketing material. Such disclosure shall only be made to recipients who are qualified to receive such information under applicable law.

Section 9.5      Notices.    Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including electronic mail, facsimile or similar writing) and shall be given to any Member at its address or electronic mail address or facsimile number shown in the Company’s books and records. Each such notice shall be effective (i) if given by electronic mail or facsimile, upon electronic confirmation of receipt and (ii) if given by any other means, when delivered to and receipted for at the address of such Member, as the case may be, specified as aforesaid.

Section 9.6      Counterparts.    This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

Section 9.7      Entire Agreement.    This Agreement, together with the Purchase Agreement, the Viridian Partners II LLC Agreement, the Viridian Partners II Admission Letter, the IMAs and the Admission Letter, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein, in the Purchase Agreement, the Viridian Partners II LLC Agreement, the Viridian Partners II Admission Letter or in the Admission Letter. Except as expressly provided herein, in the Purchase Agreement, the Viridian Partners II LLC Agreement, the Viridian Partners II Admission Letter or in the Admission Letter, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement does not create any right of employment on the part of any Member and no Member shall have any right (implied or otherwise) to be paid any amount hereunder except as expressly provided for herein.

Section 9.8      Amendments.    Any amendment to this Agreement (including to this Section 9.8) shall require the written consent of the Managing Member and VAM; provided, however, that the Managing Member may, without the written consent of any other Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement; or (ii) a change in the registered agent of the Company or the registered office of the

Company; provided, that the books and records of the Company shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal of a Member, the adjustment of the Interests resulting from any forfeiture and reallocation of Interests and the adjustment of the Interests resulting from any Transfer or other disposition of a Interests, in each case that is made in accordance with the provisions hereof.

Section 9.9      Titles.  Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 9.10    Representations, Warranties and Covenants.

    (a)      Each Member which is not a natural person represents, warrants and covenants to the other Members that such Member is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement has been duly authorized by such Member.

    (b)      Each Member who is a natural person represents, warrants and covenants to the other Members that such Member has the legal capacity to enter into this Agreement and perform such Member’s obligations hereunder.

    (c)      Each Member represents, warrants and covenants to the other Members that:

  (i)      this Agreement has been duly executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member subject to the effect of bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by an implied covenant of good faith and fair dealing;

  (ii)     the execution and delivery of this Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Member or any Affiliate is a party or by which it or any of its Affiliates is bound or to which its or any Affiliate’s properties are subject, or require any authorization or approval under or pursuant to any of the foregoing which has not been obtained, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member or any Affiliate is subject;

  (iii)    such Member is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Member’s ability to carry out its obligations under this Agreement;

  (iv)     there is no litigation, investigation or other proceeding pending or, to the knowledge of such Member, threatened against such Member as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect such Member’s ability to carry out its obligations under this Agreement; and

  (v)      no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Member is required for the execution and delivery of this Agreement by such Member and, except as may be required under applicable securities and commodities laws in connection with the registration of the Company or such Member, the performance of its obligations and duties hereunder.

    (d)      Following the date of this Agreement, each Member agrees to notify the Company promptly upon becoming aware of a breach in any of such Member’s representations, warranties and covenants hereunder.

Section 9.11    Division of Property.    In the event of a property settlement or separation agreement between a Member and his or her spouse, such Member agrees that he or she shall use his or her best efforts to retain all of his or her Interest in the Company and shall reimburse his or her spouse for any Interest he or she may have in the Company out of funds, assets or proceeds separate and distinct from his or her Interest in the Company. To the extent that such Member is unable, despite his or her exercise of best efforts, to retain all of his or her Interest in the Company, such Member shall use its best efforts to assign to his or her spouse only the right to share in profits and losses, to receive distribution or distributions, and to receive allocation of income, gain, loss, deduction or credit or similar item to which the assigning Member was entitled, to the extent assigned, with the assigning Member remaining entitled to exercise all rights and powers of a Member hereunder; provided that any purported assignment shall be a Transfer subject to the provisions of Article VII of this Agreement. Notwithstanding the foregoing, if a spouse or former spouse of a Member acquires an Interest in the Company as a Member as a result of any such proposed settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which shall be coupled with an interest) to the assigning Member to vote or to give or withhold such approval as such assigning Member shall himself or herself vote or approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse, and such spouse or former spouse shall be subject to the removal and withdrawal provisions set forth in Article VIII. Such power of attorney shall not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney.

Section 9.12    Irreparable Harm.    Each of the Members hereby agrees that a failure to comply with the provisions of Section 9.4 would cause irreparable harm to the Company and the other Members, and, therefore, the Company and the other Members shall be entitled to an injunction and other equitable relief in the event of any such failure to comply with the provisions of Section 9.4.

Section 9.13    Partnership Tax Treatment.  The Members intend for the Company to be treated as a partnership for federal income tax purposes and no election to the contrary shall be made.

Section 9.14    Severability.  Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

Section 9.15    Survival.    The provisions of Section 9.4, Section 9.12 and this Section shall survive the expiration or termination of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MANAGING MEMBER:

AVEON HOLDINGS II L.P.

By:	Aveon Holdings II GP L.P.,
its General Partner

By:	Aveon Holdings II GP Management L.L.C., its general partner

By:	The Aveon Group L.P., its sole member

By:	Aveon Management L.L.C., its general partner

By:
Name:
Title:

NON- MANAGING MEMBERS:

VERMILLION ASSET MANAGEMENT, LLC

By:
Name:
Title:

Christopher Nygaard

Andrew Gilbert

Christopher Zuech

David Jelinek

Signature Page to Limited Liability Company Agreement

Mark Brockett

Keith Kline

2

EXHIBIT A

RESERVED CLIENTS

China Investment Corporation

InvestCorp

Canada Pension Plan (CPP)

Government of Superannuation Fund Authority

Abu Dhabi Investment Authority

Fauchier Partners

University Superannuation Scheme Limited

GAM

International Asset Management-IAM

Credit Suisse

Permal

Morgan Creek Capital Management

3A SA (alts division of SYZ Bank)

Pinnacle Asset Management

Quadrangle Group LLC

Persistent Edge

Aurora Investment Management

Titan Advisors

GAM

AXA Investment Managers

RBC Alternative Asset Management Inc.

Advanced Portfolio Management

Jarir Investment

Antarctica Asset Management LLC

Duke

Tulane

Rockefeller

Harvard

All State

Guggenheim

Aksia

Cliffwater

Towers Watson

LCG

Annuitas

Sunsuper

International Monetary Fund

Partners Capital

USS

University of Chicago

U of California Regents

UBS

HSBC

DGAM

Kaust

Ohio State

Mt. Sinai Hospital

Blackstone

Texas Teachers

Utah PERS

Mississippi PERS

North Carolina PERS

Schedule 1

Non-Managing Members (other than VAM), Non-Managing Member Sharing

Ratios, Capital Accounts and Fund Capital Accounts

Name	Non-Managing Member Sharing Ratios	Capital Account*	Fund Capital Account*
Christopher Nygaard	46.42857%
Andrew Gilbert	46.42857%
Christopher Zuech	3.174603%
David Jelinek	1.322751%
Mark Brockett	1.322751%
Keith Kline	1.322751%
TOTAL	100%

To be completed as of the Closing Date.

Schedule 2

Example under Section 4.7(a)

I.       The following assumptions are used for purposes of this example:

1.        The amount of total AUM is $1,000,000,000 as of the beginning of Fiscal Period One.

2.        The amount of AUM of the Funds included in the 450 Tranche as of the beginning of Fiscal Period One is $450,000,000 (i.e., the 450 Tranche includes the maximum amount of AUM includible in such 450 Tranche).

3.        The amount of AUM included in the 50 Tranche as of the beginning of Fiscal Period One is $25,000,000 (i.e., there is only $25,000,000 of New Investment AUM of the maximum $50,000,000 of New Investment AUM includible in the 50 Tranche).

4.        The amount of AUM included in the 15 Tranche as of the beginning of Fiscal Period One is $15,000,000, which includes (i) $5,000,000 of AUM contributed by Aveon to the Company, which was then contributed by the Company directly to one or more Funds, and (ii) $10,000,000 of AUM contributed by an Aveon Fund directly to one or more of the Funds.

5.        The amount of AUM included in the 135 Tranche as of the beginning of Fiscal Period One is $5,000,000, which was contributed by an Aveon Fund directly to one or more Funds.

6.        The Aveon AUM as of the beginning of Fiscal Period One is $20,000,000 and it consists of (i) $15,000,000 of AUM included in the 15 Tranche, and (ii) $5,000,000 of AUM included in the 135 Tranche.

7.        The Fund Allocation Net Income generated in Fiscal Period One is $20,000,000, of which (i) $5,000,000 is derived from the Composite Tranche AUM, and (ii) $15,000,000 is derived from the Non-Composite Tranche AUM.

8.        Each Member’s Fund Contribution and Fund Capital Account balance with respect to Fiscal Period One is zero.

9.        The only sources of Company income for Fiscal Period One is the Fund Allocation Net Income described above.

II.     Total Tranche AUM, Composite Tranche AUM and Non-Composite Tranche AUM.

1.        Total Tranche AUM with respect to Fiscal Period One is $495,000,000 of AUM which includes: (i) $450,000,000 of the 450 Tranche AUM, (ii) $25,000,000 of the 50 Tranche, (iii) $15,000,000 of the 15 Tranche, and (iv) $5,000,000 of the 135 Tranche.

2.        Composite Tranche AUM with respect to Fiscal Period One consists of $15,000,000 of the AUM described in paragraph I, 4(ii) and I, 5 above.

3.        The Non-Composite Tranche AUM with respect to Fiscal Period One is $480,000,000.

III.    Allocation of Fund Allocation Net Income pursuant to Section 4.7(a):

1.        The $5,000,000 Fund Allocation Net Income derived from the Composite Tranche AUM will be allocated pursuant to Section 4.7(a)(i) as follows: (i) $1,500,000 to Aveon, and (ii) $3,500,000 to VAM.

2.        The $15,000,000 Fund Allocation Net Income derived from the Non-Composite Tranche AUM will be allocated pursuant to Section 4.7(a)(ii) as follows:

  (a)        Aveon will be allocated 30% of the product of (A) $15,000,000, multiplied by (B) $480,000,000/($1,000,000,000 minus $15,000,000), or $2,192,893; and

  (b)        The Non-Managing Members will be allocated $12,807,107 (i.e., $15,000,000 minus $2,192,893).